Exhibit 99.1

LIFETIME BRANDS ANNOUNCES THIRD QUARTER 2007 RESULTS

GARDEN CITY, NY, November 6, 2007 – Lifetime Brands, Inc. (Nasdaq: LCUT), North America’s leading resource for nationally branded kitchenware, tabletop and home décor products, today announced results for the three months ended September 30, 2007.

For the third quarter of 2007, Lifetime’s net sales totaled $143.5 million, as compared to net sales of $141.7 million for the same period in 2006. The Company reported net income of $6.8 million, or $0.47 per diluted share, compared to net income of $6.7 million, or $0.45 per diluted share, for the third quarter of 2006.

Jeffrey Siegel, Chairman, President and Chief Executive Officer, commented, “Most people are familiar with the impact that recent economic uncertainty and continued high energy costs had on consumer spending in the third quarter. These factors prompted most retailers to take a very conservative stance with respect to their inventory levels across all product categories. As a result, our sales in the 2007 third quarter increased only slightly over those of last year’s period. The softness in sales occurred even though we achieved our key operational and competitive objectives of expanding product placement, increasing shelf space and winning key industry programs.

“In our wholesale segment, our new programs at Macy’s (Martha Stewart Collection®) and Kohl’s (The Food Network®) have been performing well. Our cutlery business continued to stand-out, reflecting increased placement of our key brands. We are also pleased with the growth in our home décor business, acquired in 2006 through our acquisition of Syratech Corporation. This growth validates Lifetime’s strategy of expanding into complementary product categories and then leveraging our product development and sourcing strengths, as well as our strong customer relationships, to drive growth across our brands and customer base. During the quarter we completed the integration of the Gorham® sterling silver business, while our acquisition of a 29.99% interest in Ekco, S.A.B., one of Mexico’s leading housewares companies, remains on track and is expected to close by year-end.”

“The performance of our Direct to Consumer (‘DTC’) segment improved considerably, driven by the elimination of excess promotional discounts, closing of certain unprofitable stores and a better in-stock performance. We continue to expect to reduce the losses in this business substantially in 2007 and are taking steps to expand the Internet/catalog channel. At the same time, we continue to evaluate the long-term viability of the factory outlet store model and its strategic importance to the Company.”

Mr. Siegel concluded, “Lifetime’s market position for the holiday shopping season is very strong and we are in an excellent position to benefit if it develops more favorably than some analysts expect. Nevertheless, considering the cautious approach many retailers are taking, we are scaling back our financial projections for the fourth quarter and the full year 2007. We currently anticipate net sales for the year to be between $500 and $515 million, as compared to net sales of $457 million in 2006. Based on this forecast, we expect diluted earnings per share for 2007 to be between $1.10 and $1.20, as compared to diluted earnings per share of $1.14 in 2006. This forecast includes approximately $0.15 per diluted share attributable to the sale of our former headquarters building, which is scheduled to close this month.”

“Our balance sheet position and liquidity remains very strong, and we are seeing the benefits of our inventory reduction program.”

“While the current environment is indeed challenging, we remain highly confident that we are well-positioned to achieve our long-term strategic objective of building Lifetime’s position as the leading resource for nationally branded kitchenware, tabletop and home décor products in North America.”

As of September 30, 2007, Lifetime had repurchased on the open market 763,565 shares of common stock for a total purchase price of $15.1 million under the $20 million share buyback program the Company announced in August 2007.

Lifetime has scheduled a conference call for Tuesday, November 6 at 11:00 a.m. ET to discuss third quarter 2007 results. The dial-in number for the call is (706) 634-1218. A replay of the call will also be available through Tuesday, November 13, 2007 and can be accessed by dialing (706) 645-9291, conference ID #19925562. A live webcast of the call will be broadcast at the Company’s web site, www.lifetimebrands.com. For those who cannot listen to the live broadcast, an audio replay of the call will also be available on the site.

About Lifetime Brands, Inc.

Lifetime Brands is North America’s leading designer, developer and marketer of kitchenware, cutlery & cutting boards, bakeware & cookware, pantryware & spices, tabletop, home décor, picture frames and bath accessories. The Company markets its products under some of the industry’s best known brands, including KitchenAid®, Farberware®, Pfaltzgraff®, Cuisinart®, Block® China and Crystal, Calvin Klein®, CasaModa®, Cuisine de France®, Gorham®, Hoffritz®, International® Silver, Joseph Abboud™, Kamenstein®, Kirk Stieff®, Lisa Jenks®, Melannco®, Nautica®, Pedrini®, Roshco®, Sabatier®, Sasaki®, Towle® Silversmiths, Tuttle®, Wallace®, :USE® and Vasconia®. Lifetime’s products are distributed through almost every major retailer in the United States.

The information herein contains certain forward-looking statements including statements concerning the Company’s future prospects. These statements involve risks and uncertainties, including risks relating to general economic conditions and risks relating to the Company’s operations, such as the risk of loss of major customers and risks relating to changes in demand for the Company’s products, as detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

COMPANY CONTACT:	INVESTOR RELATIONS:
Christian G. Kasper	Harriet Fried
Senior Vice President	Lippert/Heilshorn & Associates, Inc.
(617) 568-8148	(212) 838-3777
chris.kasper@lifetimebrands.com	hfried@lhai.com

LIFETIME BRANDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006

Net sales	$ 143,470	$ 141,654	$ 338,628	$ 300,126

Cost of sales	84,534	84,261	197,537	174,293
Distribution expenses	13,068	13,721	38,100	34,925
Selling, general and administrative expenses	32,116	31,280	91,541	78,355

Income from operations	13,752	12,392	11,450	12,553

Interest expense	2,578	1,535	5,659	2,668
Other expense (income), net	121	(11)	121	20

Income before income taxes	11,053	10,868	5,670	9,865

Income tax provision	4,258	4,184	2,184	3,792

NET INCOME	$ 6,795	$ 6,684	$ 3,486	$ 6,073

BASIC INCOME PER COMMON SHARE	$ 0.52	$ 0.50	$ 0.26	$ 0.46
DILUTED INCOME PER COMMON SHARE	$ 0.47	$ 0.45	$ 0.26	$ 0.45

LIFETIME BRANDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	September 30,	December 31,
	2007	2006
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$ 764	$ 150
Accounts receivable, less allowances of $12,707 at 2007 and
$12,097 at 2006	81,545	60,516
Inventory	179,661	155,350
Deferred income taxes	9,123	8,519
Prepaid expenses and other current assets	8,086	7,098
Building held for sale	5,073	–
TOTAL CURRENT ASSETS	284,252	231,633
PROPERTY AND EQUIPMENT, net	47,456	42,722
GOODWILL	27,114	20,951
OTHER INTANGIBLES, net	36,062	42,391
OTHER ASSETS	4,404	5,367
TOTAL ASSETS	$ 399,288	$ 343,064

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Bank borrowings - short-term	$ 86,000	$ 21,500
Accounts payable	9,962	15,585
Accrued expenses	40,996	45,743
Income taxes payable	2,430	6,899
TOTAL CURRENT LIABILITIES	139,388	89,727
DEFERRED RENT & OTHER LONG-TERM LIABILITIES	5,550	5,522
DEFERRED INCOME TAX LIABILITIES	7,190	6,204
BANK BORROWINGS - LONG-TERM	22,500	5,000
CONVERTIBLE NOTES	75,000	75,000

STOCKHOLDERS' EQUITY
Common stock, $.01 par value, shares authorized: 25,000,000; shares issued and outstanding: 12,561,213 in 2007 and 13,283,313 in 2006	126	133
Paid-in capital	113,323	111,165
Retained earnings	36,133	50,235
Accumulated other comprehensive income	78	78
TOTAL STOCKHOLDERS’ EQUITY	149,660	161,611
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 399,288	$ 343,064